UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2022

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, indiana	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares	NOTV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Acquisition Agreement

On January 27, 2022, Inotiv, Inc. (the “Company”), and Envigo Global Services Inc., a wholly owned subsidiary of the Company (the “Purchaser”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Orient Bio, Inc., a corporation formed in the Republic of Korea ("Seller"), providing for the acquisition by the Purchaser of all of the outstanding capital stock of Orient BioResource Center, Inc. ("OBRC" and such acquisition, the "Acquisition"). OBRC owns and operates a primate quarantine and holding facility located near Alice, Texas. The Acquisition was consummated on January 27, 2022.

Consideration for the OBRC stock consisted of $28.2 million in cash, subject to certain adjustments, and 677,339 of the Company's common shares. As part of the purchase consideration, the Purchaser agreed to leave in place a payable owed by OBRC to the Seller in the amount of $3.7 million. The payable will not bear interest and is required to be paid to Seller on the date that is 18 months after the Closing. Purchaser will have the right to set off against the payable any amounts that become payable by the Seller on account of indemnification obligations under the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants (including non-competition and non-solicitation covenants), indemnifications, and agreements.

The representations and warranties contained in the Purchase Agreement were made solely for purposes of the Purchase Agreement, were made solely for the benefit of the parties to the Purchase Agreement, and may not have been intended to be statements of fact but, rather, to be a method of allocating risk and governing the contractual rights and relationships among the parties to the Purchase Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms and may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors. For the foregoing reasons, the representations and warranties contained in the Purchase Agreement should not be relied upon as factual information at the time they were made or otherwise. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing descriptions of the Purchase Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto.

First Amendment to Credit Agreement

On January 27, 2022, the Company, certain of subsidiaries of the Company (the “Subsidiary Guarantors”), the lenders party thereto, and Jefferies Finance LLC, as administrative agent, entered into a First Amendment (“Amendment”) to its existing Credit Agreement (the “Credit Agreement”). The Amendment provides for, among other things, an increase to the existing term loan facility in the amount of $40.0 million (the “Incremental Term Loans”) and a new delayed draw term loan facility in the original principal amount of $35.0 million, which amount is available to be drawn up to 24 months from the date of the Amendment (the “DDTL”). The Incremental Term Loans and any amounts borrowed under the DDTL are referred to herein as the “Additional Term Loans”. On January 27, 2022, the Company borrowed the full amount of the Incremental Term Loans, but did not borrower any amounts under the DDTL.

Amounts outstanding under the Additional Term Loans will accrue interest at an annual rate equal to the LIBOR rate plus a margin of between 6.00% and 6.50%, depending on the Company’s then current Secured Leverage Ratio (as defined in the Credit Agreement). The initial adjusted LIBOR rate of interest is the LIBOR rate of 1.00% plus 6.25% for a total rate of 7.25%.

The Additional Term Loans require annual principal payments in an amount equal to 1.0% of the original principal amount. Voluntary prepayments of the Additional Term Loans will be subject to a 2% prepayment premium if made on or prior to November 5, 2022 and a 1% prepayment premium if made on or prior to November 5, 2023. Voluntary prepayments made after November 5, 2023 are not subject to a prepayment premium.

Each of the Additional Term Loans require annual principal payments in an amount equal to 1.0% of their respective original principal amounts. The Company shall also repay the term loans on an annual basis in an amount equal to a percentage of its Excess Cash Flow (as defined in the Credit Agreement), which percentage will be determined by its then current Secured Leverage Ratio.

Under the Credit Agreement, the Company is required to maintain an initial Secured Leverage Ratio of not more than 4.25 to 1.00. The maximum permitted Secured Leverage Ratio shall reduce to 3.00 to 1.00 beginning with the Company’s fiscal quarter ending March 31, 2025. The Company is required to maintain a minimum Fixed Charge Coverage Ratio (as defined in the Credit Agreement), which ratio shall be 1.00 to 1.00 during the first year of the Credit Agreement and shall be 1.10 to 1.00 from and after the Credit Agreement’s first anniversary. The Credit Agreement includes certain cure rights in the event the Company fails to comply with these financial covenants for any fiscal quarter.

The Additional Term Loans are secured by all assets (other than certain excluded assets) of the Company and each of the Subsidiary Guarantors. Repayment of the Additional Term Loans is guaranteed by each of the Subsidiary Guarantors.

The Credit Agreement includes certain customary events of default, including, among other things, failure to pay principal, interest or other amounts owed under the Credit Agreement when due, inaccuracy of representations and warranties, failure to comply with the covenants in the Credit Agreement (including the financial covenants described above), defaults under certain other indebtedness, the entry of certain orders for the payment of money that remain undischarged or unstayed for 90 days, certain ERISA Events (as defined in the Credit Agreement), certain insolvency events and the occurrence of a Change in Control (as defined in the Credit Agreement).

The Additional Term Loans will mature on November 5, 2026.

The foregoing description of the Additional Term Loans, the First Amendment and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of First Amendment, which includes the text of the Credit Agreement, as amended, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information in Item 1.01 regarding the First Amendment to Credit Agreement is incorporated by reference in response to this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Severance Plan

On January 25, 2022, the Board of Directors of the Company (the "Board") approved the Inotiv, Inc. Executive Change in Control Severance Plan for certain of its senior executives (the "CIC Plan"). The CIC Plan provides for certain payments and the vesting of certain equity awards upon a termination of a participant's employment by the Company without Cause or by the participant for Good Reason (each a "Qualifying Termination") within 24 months following a Change in Control of the Company. The definitions of "Cause" and "Change in Control" in the CIC Plan are the same as the definitions of those terms in the Company's Amended and Restated 2018 Equity Incentive Plan (the "Equity Plan"). "Good Reason" is defined in the CIC Plan as the occurrence of any of the following without the consent of the affected participant, subject to certain notice and cure rights: (i) a diminution of the participant's title, duties and responsibilities, (ii) a reduction in base salary or target bonus opportunity, and (iii) the relocation of the principal place of business where the participant provides services to the Company by more than 50 miles. The Compensation Committee of the Board determines which executives of the Company become participants in the CIC Plan.

The CIC Plan provides for the following benefits upon a Qualifying Termination of a participant within 24 months following a Change in Control: (i) cash severance to be paid in a lump sum within 45 days of a Qualifying Termination in an amount equal to 1.0 to 3.0 times the participant's base salary and target bonus for the year of termination (depending upon the CIC plan tier to which the participant is assigned), plus a pro rata bonus for the year of termination; (ii) continuation of health and welfare benefits for 18 months following termination at the same cost to the participant as the participant paid prior to termination; (iii) up to $50,000 of outplacement services for 12 months following termination; and (iv) acceleration of vesting of all outstanding equity awards (with the amount payable in respect of any performance awards based on the greater of assumed target performance or actual performance through the date of termination, if determinable) upon a Qualifying Termination or if a successor in a Change in Control fails to assume or replace outstanding non-vested equity awards. With respect to the cash severance described in clause (i), the multipliers assigned to Tier I, Tier II and Tier III are 3.0 times, 2.0 times and 1.0 times, respectively. Receipt of severance benefits is conditioned on the delivery of a release by the participant and the participant's agreement to certain non-competition, employee and customer non-solicitation, confidentiality and non-disparagement restrictive covenants. The amount of severance benefits is subject to reduction in the event that the reduction would result in a greater after-tax benefit than the participant would receive if the participant received the full amount of the severance benefits and paid any excise tax required by Section 280G of the Internal Revenue Code.

The Committee has designated Robert W. Leasure, Jr., the Company's President and Chief Executive Officer, as a Tier I participant in the CIC Plan and has designated Beth A. Taylor, the Company's Chief Financial Officer, and John Sagartz, the Company's Chief Strategy Officer, as Tier II participants in the CIC Plan.

The foregoing description of the CIC Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the CIC Plan which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Employment Agreement

On January 27, 2022, the Company entered into a new Employment Agreement (the “Employment Agreement”) with Robert W. Leasure, Jr. The Employment Agreement replaces Mr. Leasure’s existing employment agreement, dated December 29, 2020 (the "Existing Agreement").

Pursuant to the Employment Agreement, Mr. Leasure agrees to serve as the President and Chief Executive Officer of the Company for a term ending on January 27, 2027; provided that the term of the Employment Agreement will be automatically extended for successive one-year terms after the expiration of the initial term unless either party gives notice of termination of Mr. Leasure's employment at least 90 days prior to the end of the then-current term. Mr. Leasure will (i) be entitled to receive an annual base salary of $750,000, (ii) have an annual target incentive opportunity of at least 100% of his base salary, a maximum incentive opportunity of at least 200% of his target incentive opportunity and a threshold incentive opportunity of at least 50% of his target incentive opportunity and (iii) be entitled to vacation in accordance with Company policy and reimbursement for ordinary and necessary business expenses. Mr. Leasure will also be entitled to participate in the Company’s benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans.

The Employment Agreement provides for certain non-competition, non-solicitation and confidentiality undertakings. Should Mr. Leasure’s employment be terminated by reason of Mr. Leasure’s death, by the Company without cause or in the event of Mr. Leasure’s disability (as defined in the Employment Agreement), or by Mr. Leasure for good reason, Mr. Leasure or his estate would be entitled to his base salary and a prorated portion of his annual incentive award for the year in which termination occurs, in each case through the effective date of the termination of his employment. If Mr. Leasure’s employment is terminated by the Company other than for cause, or by Mr. Leasure for good reason, in either case within 24 months after a change in control (as defined in the CIC Plan) Mr. Leasure will be entitled to severance benefits providied in the CIC Plan as described above.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhbit 10.2 to this Current Report on Form 8-K.

In conjunction with the Employment Agreement, the Board awarded Mr. Leasure restricted stock units ("RSUs") under the Equity Plan to be granted and effective on the third trading day following the release of the Company's financial results for the first quarter of fiscal 2022 with a grant date fair value of $3,500,000. The award will vest in three equal installments on the first three anniversaries of the grant date based on continued employment, subject to forfeiture or acceleration as provided in the Equity Plan and the CIC Plan. The RSUs are not transferable and can be settled only in common shares of the Company. Unvested RSUs will also be forfeited if Mr. Leasure engages in certain activity in competition with the Company, solicits employees or customers of the Company, improperly uses or discloses confidential information of the Company or engages in material misconduct in the performance of his duties, as determined by the Compensation Committee. In the event of a Change in Control, unvested RSUs will vest as and to the extent provided in the CIC Plan described above.

The RSUs granted to Mr. Leasure in conjunction with the Employment Agreement, to the extent they exceed 42,429 RSUs, are subject to the approval of an amendment to the Equity Plan by the shareholders of the Company, as described below.

Retention Equity Awards and Amendment of the Equity Plan

On January 25, 2022, the Board of Directors approved retention awards for certain senior executives including Mr. Leasure, Ms. Taylor and Dr, Sagartz, consisting of restricted stock units ("RSUs") under the Equity Plan to be granted and effective on the third trading day following the release of the Company's financial results for the first quarter of fiscal 2022. The retention awards will vest in five equal installments on the first five anniversaries of the grant date based on continued employment, subject to forfeiture or acceleration as provided in the Equity Plan and the CIC Plan. Mr. Leasure was awarded 275,000 RSUs, Ms. Taylor was awarded 40,000 RSUs and Dr. Sagartz was awarded 30,000 RSUs. The RSUs are not transferable and can be settled only in common shares of the Company. Unvested RSUs will also be forfeited if the holder engages in certain activity in competition with the Company, solicits employees or customers of the Company, improperly uses or discloses confidential information of the Company or engages in material misconduct in the performance of his or her duties, as determined by the Compensation Committee. In the event of a Change in Control, unvested RSUs will vest as and to the extent provided in the CIC Plan described above. In conjunction with the awards, the Board adopted a form of RSU Award Agreement incorporating the foregoing terms, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K.

Securing experienced and capable leadership is a critical responsibility of the Board. The Company's transformation since Mr. Leasure became President and CEO has been remarkable, and the Board believes that Mr. Leasure's leadership and vision have been key factors in its success. During Mr. Leasure's tenure as CEO, the Company's market capitalization has increased from $13.3 million in January 2019 to $983.9 million in January 2022 and was as high as $1,404.5 million in November 2021. Similarly, the Company’s stock price has increased from $1.30 on January 4, 2019 to $27.63 on January 28, 2022, with a 52-week high of $60.66. During Mr. Leasure’s tenure, the Company has grown from 240 employees to over 2,000 employees and its revenues have increased from approximately $26.3 million in fiscal 2018, to pro forma revenues for fiscal 2021 (reflecting the acquisition of Envigo RMS Holding Corp.) of approximately $395.7 million. Mr. Leasure led the Company in acquiring a dozen businesses, multiple bank financings, a public equity offering and a private placement of convertible notes and was the primary driver of the Company's growth strategy. He led the Company through the COVID-19 pandemic, during which it continued to operate and contributed to the efforts to discover vaccines and treatments for the disease. The Board believes that Mr. Leasure is a highly effective leader and that he and his team are essential to the implementation of the Company's future growth strategy.

Given his vast experience and impressive performance as the Company's CEO, Mr. Leasure has had and will continue to have other employment opportunities in and outside the industries in which the Company operates. The Board and the Compensation Committee believe that securing Mr. Leasure's continued service through the Employment Agreement and providing incentives for him to remain with the Company in the form of annual incentive and retention grants put the Company in the best position to continue to pursue and execute an aggressive growth plan and continue to create shareholder value.

On January 25, 2022, the Board approved certain amendments to the Equity Plan to provide, among other things, for the acceleration of vesting of outstanding equity awards in the event of the termination of a participant's employment due to death or Disability (as defined in the Equity Plan), for the extension of the exercise period for options held by a participant on the date of termination of employment due to Disability to 12 months from three months and to eliminate the limits on the number of options, stock appreciation rights, restricted stock and restricted stock units that can be awarded to an employee during any fiscal year. The amendment to the Equity Plan to eliminate the limits on the number of awards to employees is subject to approval by the Company's shareholders and will be submitted to the shareholders for approval at the 2022 annual meeting of shareholders. The RSUs granted as Mr. Leasure's retention award and the RSUs in excess of 42,429 granted as part of Mr. Leasure's annual incentive award are subject to the approval of this amendment to the Equity Plan by the shareholders at the annual meeting.

Item 7.01 Regulation FD Disclosure.

On January 27, 2022, the Company issued a press release relating to the Acquisition, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K. Certain schedules and exhibits referenced in certain agreements filed as exhibits hereto have been omitted in accordance with Item 601 (b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

2.1	Stock Purchase Agreement, dated January 27, 2022, by and among Envigo Global Services Inc., Inotiv, Inc., and Orient Bio, Inc.
10.1	First Amendment to Credit Agreement, dated January 27, 2022
10.2	Employment Agreement between the Company and Robert W. Leasure, Jr., dated January 27, 2022
10.3	Form of Restricted Stock Unit Award Agreement under the Amended and Restated 2018 Equity Incentive Plan
99.1	Press Release, dated January 27, 2022
104	Cover Page Interactive Data File (formatted as Inline XBRL)

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. In this context, forward-looking statements may address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed Acquisitions and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Acquisitions contemplated by the Merger Agreement, the Purchase Agreement or otherwise; the expected timing of the completion of the Acquisitions; the ability of the parties to complete the Acquisitions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that either or both of the Acquisitions may not be timely completed, if at all; that, prior to the completion of the Acquisitions, the sellers’ businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in the Company’s latest Annual Report on Form 10-K and its other filings with the SEC. The parties assume no obligation and do not intend to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inotiv, Inc.

Date: January 31, 2022	By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer and Vice President - Finance